Exhibit 5.1
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                                  July 13, 1998



Board of Directors
Carr-Gottstein Foods Co.
6411 A Street
Anchorage, Alaska 99518

     Re: Carr-Gottstein Foods Co. Common Stock Registration Statement on Form S-8

Gentlemen:

     At your request, I have reviewed the Registration Statement on Form S-8, together with exhibits thereto (the "Registration Statement"), to be filed by Carr-Gottstein Foods Co., a Delaware corporation (the "Company"), relating to the registration of an additional 762,932 shares of common stock, $.01 par value per share (the "Shares"), issuable in connection with the Carr-Gottstein Foods Co. 1991 Employee Stock Option Plan, as amended (the "Plan"). I am familiar with the proceedings taken by the Company in connection with authorizing the issuance of the Shares under the Plan, and I have examined such documents as I deemed necessary to express the opinions below.

     Based on the foregoing, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under Delaware law; and

     2. The Shares have been duly authorized, and upon issuance of the Shares pursuant to the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       MICHAEL MOXNESS
                                       --------------------------
                                       Michael Moxness
                                       General Counsel

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